For immediate release

Tengasco, Inc. Announces Resignation of Neal F. Harding as Director

Knoxville, Tenn. Tengasco, Inc. (AMEX:TGC) today announced that it has received the resignation of Neal F. Harding from the Company’s Board of Directors. The resignation was for Mr. Harding’s personal reasons and was effective upon the conclusion of the Company’s annual meeting of shareholders which was held on April 24, 2006. Peter E. Salas, Chairman of the Board, said “Neal Harding was first elected to the Company’s Board of Directors in August of 1999. On behalf of the entire Board of Directors, I would like to thank him for his contributions to the Company not only as a member of the Board but as a stockholder and supporter of the Company for many years, and we wish him well in all his future endeavors.”

Following Mr. Harding’s resignation, the Company’s Board consists of five directors. The

Company’s bylaws permit the board to consist of between three and ten directors. The Company has no immediate plans to add any new directors to the Board of Directors.

Forward-looking statements made in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties which may cause actual results to differ from anticipated results, including risks associated with the timing and development of the Company's reserves and projects as well as risks of downturns in economic conditions generally, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact: Jeffrey R. Bailey Chief Executive Officer 865-675-1554